Exhibit 99.1

Contact: BALLY TOTAL FITNESS 8700 West Bryn Mawr Avenue Chicago, IL 60631 www.Ballyfitness.com Matt Messinger — Tel. (773) 864-6850

For Immediate Release
BALLY TOTAL FITNESS ENTERS INTO AGREEMENTS TO SELL
CANADIAN OPERATIONS TO EXTREME FITNESS, INC. AND
GOODLIFE FITNESS CENTRES INC.
Sale of Sports Clubs of Canada and Bally Total Fitness Clubs in Toronto Market
Allows Company to Focus on Core Brand and U.S. Market
CHICAGO, April 25, 2007 — Bally Total Fitness (NYSE:BFT), one of the largest operators of fitness centers in the U.S., announced today that it has entered into agreements to sell its 16 Toronto, Canada facilities to Extreme Fitness, Inc, which is acquiring six of the facilities, and GoodLife Fitness Centres Inc., which is acquiring ten of the facilities. The properties include nine Sports Clubs of Canada and seven Bally Total Fitness clubs. The transactions are subject to customary closing conditions, including lease negotiations. Terms of the transactions were not disclosed.
The sales are part of the Company’s strategy to divest non-core assets in order to focus on the core Bally Total Fitness brand and operations in the United States. Proceeds from the transactions are estimated to be approximately $19.6 million (Canadian) and will be available to support operations.
“These transactions are important steps forward in Bally’s business and financial restructuring initiatives. The proceeds will enhance Bally’s liquidity in support of the Company’s ongoing efforts to negotiate a consensual restructuring with our debt holders,” said Don R. Kornstein, Bally’s interim Chairman. “I would like to acknowledge all of our Canadian employees for their dedicated service to Bally Total Fitness and wish them continued success.”
About Bally Total Fitness
Bally Total Fitness is among the largest commercial operators of fitness centers in the U.S., with over 400 facilities located in 29 states, Mexico, Canada, Korea, China and the Caribbean under the Bally Total Fitness(R), Bally Sports Clubs(R) and Sports Clubs of Canada (R) brands. Bally offers a unique platform for distribution of a wide range of products and services targeted to active, fitness-conscious adult consumers.

Forward-Looking Statements
Forward-looking statements in this release including, without limitation, statements relating to the Company’s plans, strategies, objectives, expectations, intentions, and adequacy of resources, are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934.
Statements that are not historical facts, including statements about the Company’s beliefs and expectations, are forward-looking statements. These statements are based on beliefs and assumptions by the Company’s management, and on information currently available to management. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update publicly any of them in light of new information or future events. In addition, these forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors are described in filings of the Company with the SEC, including the Notification of Late Filing on Form 12b-25 filed on March 15, 2007.